Trycera Financial, Inc. announces the appointment of Randy Cherkas to the Board of Directors

Newport Beach, CA. (Business Wire) - Trycera Financial, Inc. announced that effective September 14th, 2004, it has added Randy Cherkas as a member of its Board of Directors.

Mr. Cherkas is a founder of GTS Prepaid, and has been the Company's President since its inception in April 2000. Previously he was the President of Global Telecommunication Solutions, Inc., a publicly traded telecommunications company, since September 1998 and a director since February 1998. From February 1998 to August 1998, Mr. Cherkas served as their Chief Operating Officer.

In April 1994, Mr. Cherkas founded Networks Around the World, Inc. ("NATW") and served as its President until February 1998, when NATW was acquired by Global Telecommunication Solutions, Inc. From 1984 to 1993, Mr. Cherkas served as an account executive and retail specialist for IBM. Mr. Cherkas is also a Board member and Chairman of the Membership Committee for the International Prepaid Communications Association (IPCA).

He has been involved in developing prepaid programs for such retail chains as A&P Supermarkets, Circle K, Wawa Food Markets, Sunoco and 7-Eleven, as well as promotional programs for MTV Networks, Pepsi, Kraft Foods and the Children's Miracle Network. Mr. Cherkas is a graduate of the University of Pennsylvania's Wharton School.

"We are pleased to add Mr. Cherkas to our board as we begin our product rollouts and will benefit from Randy's industry expertise to help galvanize the company's growth and development," stated Matt Kerper, CEO of Trycera Financial, Inc.

"I'm pleased to have the opportunity to serve on Trycera Financial's board of directors as the company enters the dynamic stored value space. I am excited to be able to bring industry expertise and entrepreneurial resolve to assist Trycera Financial with the strategic goals of its business model," commented Mr. Cherkas.

About Trycera Financial, Inc.

Trycera Financial is a publicly reporting financial services company specializing in serving the needs self-banked consumers. Within the scope of the company's business model, Trycera is focused on four primary channels: consumer based stored value products, private label catalog shopping cards, customized stored value program management and accretive acquisitions of synergistic product and service providers. For more information, visit the company's web site at www.trycera.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the company's filings with the Securities & Exchange Commission, such as the changes in federal, state or municipal laws governing the distribution and performance of financial services; a general economic downturn; our startup phase of operations; reliance on third party processors and product suppliers; the inability to locate suitable acquisition targets; and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected.

Company Contacts:
Bryan Kenyon, CFO
Trycera Financial, Inc.
(949) 273-4300
info@trycera.com

Investor & Media Contact:
Jason Daggett
Monico Capital Partners
(310) 785-0800 x232
investorinfo@trycera.com